Exhibit 10.107

SMARTIRE SYSTEMS INC.

AND

GE SENSING INC.

AGREEMENT FOR SUPPLY OF RTPM PRESSURE SENSORS

(Redacted portions of this agreement are indicated by "+")

This Supply Agreement (“Agreement”) is entered into on July 23, 2007 (the “Effective Date”) by and between SmarTire Systems Inc. (“SmarTire”), a British Columbia corporation, with its principal place of business at 150-13151 Vanier Place, Richmond, BC, Canada V6V 2J1 and GE Sensing Inc. (“GE”), a United States corporation having its principal office at 1100 Technology Park Drive, Billerica, MA, United States of America 01821(together, the “Parties”).

WHEREAS

•	GE is in the business of design and manufacture of electronic sensing components that are utilized in various industries, including automotive; and,

•
SmarTire is in the business of providing to its automotive and transportation industry customers technically-advanced sensing and control systems that are assembled from custom-manufactured electronic printed circuit boards and/or system level assemblies; and,

•	The parties desire to establish the terms and conditions that will apply to SmarTire’s purchase of RTPM Pressure Sensors designed and manufactured by GE for inclusion in SmarTire products.

In consideration of the foregoing and the agreements contained herein, SmarTire and GE hereby agree as follows:

1.  DEFINITIONS

1.1  “Acknowledgement” is GE’s written confirmation that it has accepted the terms of the Purchase Order from SmarTire

1.2  “Confidential Information” shall have the meaning ascribed thereto in Section 22.1 hereof

1.3  “Delivery Date” shall mean a date for which delivery of a Product is requested in a SmarTire Purchase Order or is otherwise mutually established by the Parties.

1.4  “Excess Inventory” shall mean those items of Inventory ordered by SmarTire which are in GE’s possession and which quantities exceed SmarTire Purchase Order requirements on a referenced date and/or termination.

1.5  “Forecast” shall have the meaning ascribed thereto in Section 5 hereof.

1.6  “Intellectual Property Rights” shall mean all rights held by each party in its Products and/or Confidential Information, including, but not limited to each Party’s patent rights, copyrights, trademark rights, trade secret rights, mask work rights and other intellectual property and proprietary rights anywhere in the world.

1.7  “Purchase Order” shall mean the SmarTire written authorization to deliver Components as designated on the Purchase Order such Purchase Order to be accepted by GE by its delivery of an Acknowledgment to SmarTire in accordance with the terms set forth in Section 6 hereof.  The Purchase Order shall stipulate the Component(s), Specifications, Engineering Change and/or Revision level, quantity, pricing, and requested Delivery Date(s) and location(s).

1.8  “Specifications” shall mean the written specifications for the supply of the Component including, without limitation, the current revision number.

1.9  “Term” shall have the meaning ascribed thereto in Section 15 hereof.

2.  Responsibilities of GE

During the Term, GE shall:

2.1  Fabrication of Components in accordance with the Specifications and Purchase Orders provided by SmarTire and accepted by GE pursuant to an Acknowledgment, and;

2.2  Use its commercially reasonable efforts to ensure 100% on-time delivery in accordance with the specified and agreed to dates contained in the Purchase Order, and;

2.3  Maintain compliance with TS16949 certification and processes during the Term.

2.4  Utilize its own equipment to provide the services described herein, and;

2.5  Ship the complete Components to the destinations specified in the Purchase Order.

3.  Responsibilities of SmarTire

During the Term, SmarTire shall:

3.1

3.2  Provide GE with a 12 month, rolling Forecast to enable GE to plan the effective purchase of materials to meet such Forecasts, and;

3.3  Provide GE with Purchase Orders for the supply of the Components, and;

3.4  Provide payment to GE for the supply of Components provided under this Agreement.

4.  Forecasting

During the Term, SmarTire shall deliver to GE in writing, on a rolling monthly basis, a twelve (12) month, Forecast, specifying the anticipated number of Components to be manufactured in each month (a “Forecast”).  SmarTire shall issue each succeeding month’s Forecast by the 10th calendar day of each month, or the next business day if the 10th day is a holiday or weekend.  This Forecast shall serve as the authority of GE to plan the purchases of Inventory required to meet the deliveries specified on the Purchase Orders subject to the following:

4.1  GE shall work with suppliers of the Inventory components to minimize the cost of these components based on yearly Forecast volumes, and;

4.2  GE shall use commercially reasonable efforts to negotiate favorable terms and delivery schedules with its suppliers and to minimize the impact of Excess Inventory.

5.  Purchase Orders

During the Term, SmarTire shall provide GE with Purchase Orders in accordance with the following:

5.1  Purchase Orders shall be provided to cover SmarTire’s requirements for the Products for the next four (4) months on a rolling monthly basis, and;

5.2  The Purchase Orders shall contain the issuer’s required date for receipt of the Product at the destination stated in the Purchase Order.  GE shall provide an Acknowledgement to SmarTire confirming the acceptance of the Purchase order and its terms including price and delivery.  If GE, despite its commercially reasonable efforts, does not believe that it can meet the scheduled delivery it shall negotiate the best delivery times possible, and SmarTire shall issue a revised Purchase Order to GE for Acceptance. The Purchase Order shall be deemed accepted by GE unless it is rejected in writing within five (5) business days of submission by SmarTire.

5.3  The terms and conditions of this Agreement will prevail over any terms contained in any SmarTire Purchase Order, Acknowledgment, invoice or any other document that is not clearly an amendment to this Agreement signed by all three Parties.

5.4  SmarTire may not cancel any Purchase Orders or re-schedule the quantity of Products and/or Delivery Date within + (+) calendar days of the scheduled Delivery Date.  SmarTire may delay all or any portions of the scheduled Component delivery upon written notification to GE on the following schedule:

(a)  From + (+) to + (+) calendar days prior to the scheduled Delivery Date, SmarTire may reschedule out not more than fifty percent (50%) of the quantity of Components to be shipped up to + (+) calendar days of the scheduled Delivery Date.  The balance of the rescheduled Components must be shipped within + (+) days of the rescheduled Delivery Date.

(b)  From + (+) to + (+) calendar days prior to the scheduled Delivery Date, SmarTire may reschedule out up to one hundred percent (100%) of the quantity of Components to be shipped up to + (+) calendar days of the scheduled Delivery Date.

(c)  In the event that SmarTire desires to increase quantities of Components scheduled for delivery beyond thirty (30) calendar days of the scheduled Delivery Date; GE will use its commercially reasonable efforts to accommodate the desired increases.  Each of the foregoing may be subject to a Premium Charge to be determined on a case-by-case basis, and subject to SmarTire’s prior written approval.

5.5  Cancellation

(a)  SmarTire may cancel any order, more than + (+) calendar days from the scheduled Delivery Date upon written notification to GE. Upon written notice from SmarTire, GE shall use its commercially reasonable efforts to cancel GE’s order for such Inventory. Any inventory which cannot be cancelled or is on hand to fulfill the cancelled orders will be the responsibility of the Party canceling the order.

(b)  SmarTire may cancel delivery of Components with written notice at least + (+) calendar days prior to the scheduled Delivery Date without cost or penalty.

6.  Delivery

6.1  GE shall use its commercially reasonable efforts to meet the shipping dates provided in the accepted Purchase Orders.  Delivery of Components that do not meet the acknowledged Delivery Dates or Specifications due to GE’s efforts will require a written corrective action to SmarTire outlining a plan for correction and the elimination of recurrence.  On-time shipment is defined as 7 days early to 0 days late.

6.2  If delays in component delivery are caused by SmarTire, then the Purchase Order shall be amended with a revised agreed to Delivery Date and there will be no penalty exercised against GE under the SmarTire supplier rating system.

6.3  Delivery of Components shall be to the destination provided on the Purchase Order.  The FOB point shall be GE or GE contracted plant of manufacture.  In the event that the destination is to a different end location, SmarTire and GE shall agree on appropriate shipping insurance, custom charges, duties, taxes or other expenses relating to transportation and delivery, all of which shall be for the account of SmarTire.

6.4  Title to all Components shall pass to SmarTire, upon Delivery to the destination specified in the Purchase Order.

7.  Acceptance

All Components supplied by GE under this Agreement shall conform to the Specifications.  Notwithstanding any prior inspection or payment by SmarTire, SmarTire may reject any portion of any shipment of Components that do not conform to the mutually agreed upon Specifications as determined by SmarTire or its manufacturing partner, acting reasonably, or as otherwise found to be defective.  Any Components so returned to GE shall, at GE’s option and expense, be credited, or replaced within ten (10) business days of receipt by GE of the rejected Component; provided that (i) SmarTire obtain a Return Material Authorization (“RMA”) from GE prior to returning the Components, GE shall provide SmarTire with a RMA promptly upon request, (ii) the Components are returned within ninety (90) calendar days of the date the Component was delivered to SmarTire or its manufacturing partner by GE, and (iii) the failure analysis conducted by SmarTire shall accompany the returned Component(s), and (iv) GE analysis confirms that Components do not conform to the Specifications, GE shall perform such analysis in a reasonable manner consistent with industry practice.

8.  Inspection by SmarTire

Upon request by SmarTire, from time to time, and with at least five (5) business days’ notice and during normal business hours, GE will grant access to its manufacturing facilities and records to SmarTire inspectors as provided herein.  GE shall allow such inspectors to inspect the manufacturing and quality control, testing operations, compliance procedures and records relating to the Components, as well as Inventory levels to ensure that GE can meet SmarTire’s future orders for Components, and is otherwise satisfying its obligations under this Agreement.  GE shall promptly implement corrective action to remedy deficiencies identified by SmarTire during such inspections or in order to comply with the Specifications and this Agreement.

9.  Price

Price for the Components shall be as set forth in Schedule A of this Agreement, which may change by mutual agreement in writing of the Parties hereto, provided that SmarTire are provided with sixty 60 days’ minimum notice.

10.  Cost Reduction

GE will use commercially reasonable efforts to implement a cost reduction strategy to reduce component price by + year on year.

Meetings will be held at least twice per year to discuss recommendations to reduce costs and improvements to supply agreements.

11.  Payment

The terms of payment are NET 30 from the date of the invoice sent to SmarTire at their principal place of business.

12.  GE Warranty.

Please refer to the Warranty Agreement set forth in Schedule B of this agreement.

13.  Return of Products Under Warranty

Please refer to the Warranty Agreement set forth in Schedule B of this agreement.

14.  Term

Unless terminated pursuant to Section 16 or this Section 15, this Agreement shall commence upon the Effective Date and shall continue for a period of thirty-six (36) months (the “Term”).  The Term may be terminated by a Party upon providing the other Party with one hundred and twenty (120) calendar days’ written notice of termination, with or without cause.

15.  Termination

This Agreement may be immediately terminated by any Party for cause, by written notice, upon the occurrence of any of the following events:

15.1  If the other party ceases to do business, or otherwise terminates its business operations; or

15.2  If the other party substantially breaches any material provision of this Agreement and fails to make reasonable efforts to cure such breach within sixty (60) calendar days of written notice describing the breach.  The repetitive failure of GE to meet on-time Deliveries with no demonstrated reasonable efforts in corrective action to eliminate future occurrences will be considered a material breech of this Agreement and provide grounds for termination by SmarTire; or

15.3  If the other party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other parties.

16.  Effect of Termination

Upon termination of this Agreement, the obligations of any of the Parties that exist pursuant to Sections 5.4, 5.5, 9, 11 to 13 inclusive, 17 to 21 inclusive, 23, and 29 will survive in accordance with their terms.  Notwithstanding the foregoing, GE shall continue to fulfill, subject to the terms of this Agreement, all Purchase Orders accepted by it prior to the effective date of termination.  Remedies for all breaches hereunder shall also survive termination of this Agreement.

17.  Liability Limitation

17.1  As the sole remedy and liability for any breach of the representations and warranties by SmarTire in Section 12, SmarTire agrees to indemnify GE and hold GE harmless from and against any and all claims, losses, liabilities, damages, expenses and costs (including reasonable attorney’s fees and court costs) awarded against GE, that result from a breach of any of these representations and warranties or incurred in the settlement or avoidance of any such claim.  This indemnity shall not apply if (i) GE fails to give SmarTire reasonable notice of any such claim or threatened claim and such failure materially prejudices SmarTire, or (ii) SmarTire is not given the opportunity to participate in the defense or settlement or (iii) GE does not provide reasonable assistance to SmarTire for the defense and settlement of the claim.  Furthermore, if SmarTire assumes such control, the legal fees and litigation expenses of the attorneys it designates to assume control of the litigation shall be for the sole account of SmarTire.

17.2  The total liability of each party, on all claims of any kind, whether in contract, warranty, tort (including negligence), strict liability, or otherwise, arising out of the performance or breach of the Contract or use of any Products or Services shall not exceed the price of the specific product or service which gives rise to the claim.  All liability under the Contract shall terminate upon the expiration of the applicable warranty period, provided that the party attempting to enforce the claim may enforce a claim of such liability accruing during the applicable warranty period by an action timely commenced in accordance with the applicable statute of limitations and/or statute of repose, but in no event greater than one (1) year after the expiration of such warranty period.

17.3  In no event, whether as a result of breach of contract, warranty, tort (including negligence), strict liability, indemnity, or otherwise, shall any party be liable for loss of profit or revenues, loss of use of Products or Services or any associated equipment, interruption of business, cost of capital, cost of substitute equipment, facilities, services or replacement power, downtime costs, or for any special, consequential, incidental, indirect or exemplary damages.

17.4  If SmarTire cannot obtain for GE from any subsequent purchaser(s) the protections specified in this Section 17, SmarTire shall indemnify, defend and hold GE harmless from and against any and all claims made by any subsequent purchasers of Products or Services against GE for loss or damage arising out of the performance or non-performance of Products or Services provided under the Contract.

17.5  If GE furnishes SmarTire with advice or assistance that is not required under the Contract, the furnishing of such advice or assistance will not subject GE to any liability, whether in contract, indemnity, warranty, tort (including negligence), strict liability or otherwise.

17.6  The provisions of this Section 17 shall prevail over any conflicting or inconsistent provisions contained in any of the documents comprising the Contract, except to the extent that such provisions further restrict GE’s liability.

18.  Relationship of Parties

GE and SmarTire shall be deemed to be independent contractors, and this Agreement does not create a general agency, joint venture, partnership, employment relationship, or franchise between GE and SmarTire.  Each Party assumes full responsibility for the actions and negligence of its employees, agents or other personnel assigned to perform work pursuant to this Agreement regardless of their place of work, and shall be solely responsible for payment of salary, including withholding of federal and state income taxes, social security, workers’ compensation and the like.

19.  Dispute Resolution

19.1  Binding Arbitration

Except as to any claims arising under Section 20 (Confidentiality) as to which equitable relief would be the appropriate remedy, any controversy or claim between the Parties hereto arising out of this Agreement shall be settled by binding arbitration in accordance with the rules of the British Columbia International Commercial Arbitration (BCICAC) in effect as of the Effective Date, or alternatively, any other mutually acceptable method of alternative dispute resolution.  The arbitration shall be conducted in Vancouver, British Columbia, before an arbitrator from the BCICAC or such other arbitration service as the Parties may, by mutual agreement, select.  In the event of a disagreement as to the selection of an arbitrator, the BCICAC or such other arbitration service as the Parties have, by mutual agreement, selected shall select the arbitrator.  The arbitration award will be final and binding and may be enforced in any court of competent jurisdiction.  Each Party shall pay one-half (1/2) of the cost of arbitration.

19.2  Attorney’s Fees.

The substantially prevailing Party in any legal action or proceeding to enforce this Agreement shall be entitled to reasonable attorneys’ fees, costs and expenses except that, as provided in 18, each Party shall pay one-half (1/2) the cost of arbitration incurred in connection with such proceeding or the enforcement of the Agreement, in addition to any other relief to which such prevailing Party may be entitled.

20.  Confidentiality

20.1  GE and SmarTire (The Parties) Confidential Information.

Information of each of The Parties including, but not limited to, trade secrets, know-how, inventions (whether patentable or not), ideas, improvements, materials, data, specifications, drawings, processes, results, and formulae and all other business, technical and financial information (“Confidential Information”) shall be the confidential information of such Parties.  Each of the Parties shall, at all times, both during the Term and for a period of two (2) years after any termination of this Agreement, keep in confidence as a fiduciary all of the other Parties Confidential Information received by it. Each of the Parties shall not use the Confidential Information other than as expressly permitted under the terms of this Agreement or by a separate written agreement.  Each of the Parties shall take reasonable steps to prevent unauthorized disclosure or use of Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons.  Each of the Parties shall not disclose Confidential Information to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to perform its obligations under this Agreement and who have entered into written confidentiality agreements which protect the Confidential Information.

20.2  Exception to Confidential Information

Information that is in or (through no improper action or inaction of each of the Parties or any affiliate, agent or employee) enters the public domain shall not be Confidential Information hereunder.  Without granting any right or license, The Parties agree that the obligations set forth in Section 21.1 above, shall not apply to the extent that Confidential Information includes information which (i) was rightfully in its possession or known by it prior to receipt from the disclosing Party, or (ii) was rightfully disclosed to it by another person without restriction, or (iii) developed independently by either Party without use of the other Party’s Confidential Information, or (iv) is disclosed pursuant to the requirement of a court, or other governmental body, provided the receiving Party provides notice of such court order to the disclosing Party to enable the disclosing Party to seek a protective order or otherwise prevent or restrict such disclosure.

21.  Equitable Relief

All Parties acknowledge and agree that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of the obligations under Section 20 and that such breach may allow a Party to unfairly compete with one or both of the other Parties resulting in irreparable harm.  Therefore, upon any such breach or threat of breach, the harmed Party shall be entitled to appropriate equitable relief in addition to whatever remedies it has at law.  Notification of any breach shall be in writing immediately upon learning of any unauthorized release or breach of its obligation of nondisclosure hereunder.

22.  Force Majeure

None of the Parties shall be liable for its failure to perform any obligations under this Agreement if such performance is prevented or delayed due to fires, floods, earthquakes, wars, military or police actions, Acts of God, governmental laws or regulations or any other similar circumstance beyond the control of the Parties.

23.  Governing Law

This Agreement shall in all respects be governed by and constructed in accordance with the laws of the Province of British Columbia, Canada.  The remedies set forth in this Agreement are cumulative and not exclusive and are in addition to any other rights and remedies in law or equity which might be available to the Parties.

24.  Assignability

GE shall not assign its rights or delegate its obligations under this Agreement, in whole or in part, including by operation of law, without SmarTire’s prior written consent.

25.  Amendment and Waiver

Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or in any particular instance and either retroactively or prospectively) only with the written consent of an officer of all Parties.  However, it is the intention of the Parties that this Agreement be controlling over additional or different terms of any Purchase Order, confirmation, invoice or similar document, even if accepted in writing by both Parties.

26.  Notice

Notices under this Agreement shall be sufficient only if personally delivered by a major rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a Party at its address first set forth herein or as amended by notice pursuant to this subsection.  If not received sooner, notice by mail shall be deemed received ten (10) days after deposit in the Canadian or Royal mail.

27.  No Waiver

No waiver of any term or condition of this Agreement will be valid or binding on any of the Parties unless the same will have been mutually assented to in writing by an officer of all Parties.  The failure of any of the Parties to enforce at any time any of the provisions of the Agreement, or the failure to require at any time performance by the other Parties of any of the provisions of this Agreement, will in no way be construed to be a present or future waiver of such provisions, nor in any way affect the ability of any of the Parties to enforce each and every such provision thereafter.

28.  Severability

If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

29.  Entire Agreement

THIS AGREEMENT, INCLUDING THE EXHIBITS, SETS FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF THE PARTIES RELATING TO THE SUBJECT MATTER HEREIN AND SUPERSEDES ALL PRIOR DISCUSSIONS BETWEEN THEM.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

SMARTIRE SYSTEMS INC. By: /s/David Warkentin David Warkentin President and CEO July 31, 2007	GE SENSING INC. By: /s/David Jon Hardy David Jon Hardy OM Sales-Americas August 3, 2007

SCHEDULE A

Component Price List

Part Number	Part Description	Rel/Rev	Qty*	Price**,***
NPX-CO1782 (214.0010)	700 KPA	1-0	10K – 25K	[+]
NPX-CO1782 (214.0010)	700 KPA	1-0	25K – 50K	[+]
NPX-CO1782 (214.0010)	700 KPA	1-0	50K – 100K	[+]
NPX-CO1782 (214.0010)	700 KPA	1-0	100K – 250K	[+]
NPX-CO1782 (214.0010)	700 KPA	1-0	250K – 500K	[+]
NPX-CO1783 (214.0011)	1400 KPA	1-0	10K – 25K	[+]
NPX-CO1783 (214.0011)	1400 KPA	1-0	25K – 50K	[+]
NPX-CO1783 (214.0011)	1400 KPA	1-0	50K – 100K	[+]
NPX-CO1783 (214.0011)	1400 KPA	1-0	100K – 250K	[+]
NPX-CO1783 (214.0011)	1400 KPA	1-0	250K – 500K	[+]
NPX-CO1799 (214.0009)	700 KPA	1-0	10K – 25K	[+]
NPX-CO1799 (214.0009)	700 KPA	1-0	25K – 50K	[+]
NPX-CO1799 (214.0009)	700 KPA	1-0	50K – 100K	[+]
NPX-CO1799 (214.0009)	700 KPA	1-0	100K – 250K	[+]
NPX-CO1799 (214.0009)	700 KPA	1-0	250K – 500K	[+]
*Quantities stated are annual cumulative quantities (from SmarTire) for each Component commencing on January, 1, 2007, and each anniversary date thereafter.

** Minimum Order Quantities (MOQ) are 3400, for each Component Type listed above with a reel size of 850 and a maximum of 2 lots per reel.

*** Prices are in United States Dollars (USD)

Blank spaces contained confidential information that has been filed separately with the Securities and Exchange Commission pursuant to Rule 406 under the Securities Act of 1933, as amended, and 17 C.F.R. 200.80 (b) (4), and in accordance with the Staff Legal Bulletin No. 1 (with Addendum) dated February 28, 1977 (Addendum dated July 11, 2001) of the Commission’s Division of Corporate Finance.

SCHEDULE B

Warranty Statement

Subject to the conditions stated herein, GE warrants to SmarTire against defects in materials and workmanship for the GE manufactured Components listed in Schedule A.

Subject to the conditions stated herein, GE warrants to SmarTire that the Components manufactured by GE will be free from defects in materials and workmanship, for the applicable warranty period as described in the Warranty Period section of this statement.

Warranty Period

The term of GE’s warranty to SmarTire shall be for + (+) years or + miles of vehicle use, whichever comes sooner.

Warranty coverage for Component furnished shall commence on the date of shipment of Component from GE.

Remedy

The only remedy for a claim on warranty is the credit or replacement, at GE’s discretion, of the defective Component in accordance with the terms of this Schedule “B”.

GE’s obligation to satisfy a warranty claim is subject to the following conditions:

(a)
All such claims must be submitted to GE no later than ninety (90) days from the date of the failure occurrence and shall be supported by satisfactory evidence in respect of the conditions stated herein;

(b)	If requested by GE, the Component involved shall be returned, freight collect, to GE for examination; and

(c)
GE’s examination of the Component must disclose to its sole satisfaction that the warranty claim is due to material and workmanship defects.  In all cases, GE shall make the final determination, in its sole discretion, as to the warrantability of the Component; and

(d)
In the event a field campaign is required to repair or replace a defective Component Part, a mutually acceptable agreement shall be established between the Parties before the campaign takes place. The agreement shall identify which Party is responsible for Component Parts costs, labor costs, shipping cost, travel time, loaner machines, and all other items associated with the field campaign.

Claims Procedure

Warranty claims may be made to GE through the following process:

Claims submitted must:

(a)           be for verifiable defects in design, materials and workmanship;

(b)           be submitted within ninety (90) days from the date on which the failure occurred; and

(c)           provide the following information on or with the OEM claim:

(i)           Model and part number of failed component;

(ii)           Itemized SmarTire part numbers;

(iii)           Description of failure;

(iv)           Date of failure

In the event SmarTire rejects Component or makes a claim under this warranty, GE may request the return of the Component and will issue SmarTire a return material authorization (RMA) number.

If requested by GE, the Component shall be returned for examination by GE, freight collect.

Note: Warranty returns may be directed to an alternate GE location when the RMA # is issued.

GE’s determination of warranty coverage shall be final in all cases.

GE reserves the right to reject a warranty claim for any or all of the following reasons:

(a)	Original claim was filed after ninety (90) days from the date of failure;

(b)	Failure occurred beyond applicable warranty period;

(c)	Claim information is insufficient;

(d)	Component was not returned for inspection as requested; or

(e)	Component inspection does not substantiate claim or indicate a failure

Warranty Disclaimer

GE’S EXPRESS WARRANTY AND SMARTIRE’S REMEDIES UNDER THIS AGREEMENT ARE EXCLUSIVE AND GIVEN IN LIEU OF (a) ALL OTHER WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, WHETHER WRITTEN OR ORAL, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR PARTICULAR PURPOSE, OR IMPLIED WARRANTY ARISING FROM PERFORMANCE, COURSE OF DEALING OR USAGE OF TRADE, AND (b) ALL OTHER OBLIGATIONS, LIABILITIES, RIGHTS, CLAIMS OR REMEDIES, INCLUDING ANY RIGHT IN CONTRACT, NEGLIGENCE, TORT, EXTRA-CONTRACTUALLY, STRICT LIABILITY OR ANY RIGHT ARISING FROM GE’S NEGLIGENCE, ACTUAL OR IMPUTED.

Limitation of Liability

GE’S OBLIGATIONS AND SMARTIRE’S REMEDIES UNDER GE’S EXPRESS WARRANTY ARE LIMITED TO GE’s CHOICE OF CREDIT OR REPLACEMENT AND EXCLUDE LIABILITY FOR INCIDENTAL, SPECIAL, CONSEQUENTIAL OR ANY OTHER DAMAGES, INCLUDING, WITHOUT LIMITATION, ECONOMIC LOSS, LOST REVENUE, LOST PROFITS, OR LOSS OF USE, COST OF CAPITAL OR DAMAGE OR LOSS OF OTHER PROPERTY.  IN NO CASE, SHALL GE’S LIABILITY EXCEED THE PRICE TO SMARTIRE OF THE SPECIFIC PRODUCTS SUPPLIED BY GE GIVING RISE TO THE CAUSE OF ACTION.  IN NO EVENT SHALL GE BE OBLIGATED TO INDEMNIFY SMARTIRE OR ANY ULTIMATE USER OF THE PRODUCTS IN ANY MANNER WHATSOEVER NOR SHALL GE BE LIABLE FOR PROPERTY DAMAGE AND/OR THIRD PARTY CLAIMS HOWSOEVER CAUSED.

Effective Date

This warranty shall become effective July 21, 2006, and applies to Components sold to SmarTire as referenced in Schedule A. This warranty supersedes all past warranties granted by GE and may not be changed, altered or modified in any way except in writing by GE.

Component Return Requirements

Be sure the components are properly identified.

(a)	Clearly print the RMA number on the bill of lading and shipping container.

(b)
When shipping components for several different claims together, do not mix the components in the same container, box, etc. This could cause confusion in performing a failure analysis, a delay in claim processing, and possible rejection of the claim.

(c)	Package the components carefully to avoid shipping damage, which could distort or mask the true cause of the failure.

(d)	Return all components collect, per GE approved carrier and to the correct designated location. Failure to return requested components to designated GE location may result in rejection of the claim.

(e)
Components lost from broken boxes, damaged shipping containers, negligence in packaging, or returned without proper claim identification, may result in no reimbursement for the components not received and shall be the responsibility of SmarTire.